CREDIT AGREEMENT

                                   dated as of

                                December 1, 2004

                                      among

                            MEADWESTVACO CORPORATION,

   the banks and financial institutions listed on the signature pages hereof,

                 THE BANK OF NEW YORK, as Administrative Agent,

          JPMORGAN CHASE BANK, NATIONAL ASSOCIATION and CITIBANK, N.A.,
                             as Syndication Agents,

                  BANK OF AMERICA, N.A. and BARCLAYS BANK PLC,
                            as Documentation Agents,

        BANK OF TOKYO-MITSUBISHI TRUST COMPANY, ING CAPITAL LLC, UBS AG,
            STAMFORD BRANCH and WACHOVIA BANK, NATIONAL ASSOCIATION,
                              as Managing Agents,
                                       and

          COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, SUMITOMO MITSUI BANKING CORPORATION, SUNTRUST BANK and WILLIAM STREET
                      COMMITMENT CORPORATION, as Co-Agents

                           ___________________________

           BNY CAPITAL MARKETS, INC., J.P. MORGAN SECURITIES INC. and
                         CITIGROUP GLOBAL MARKETS INC.,
                       as Lead Arrangers and Book Runners

                                TABLE OF CONTENTS



                                    ARTICLE 1
                                   DEFINITIONS

   SECTION 1.1      DEFINITIONS...............................................1
   SECTION 1.2      ACCOUNTING TERMS AND DETERMINATIONS......................15
   SECTION 1.3      TYPES OF BORROWING.......................................15

                                    ARTICLE 2
                                   THE CREDITS

   SECTION 2.1      COMMITMENTS..............................................15
   SECTION 2.2      NOTICE OF BORROWING......................................16
   SECTION 2.3      MONEY MARKET BORROWINGS..................................16
   SECTION 2.4      NOTICE TO BANKS; FUNDING OF LOANS........................20
   SECTION 2.5      EVIDENCE OF DEBT.........................................21
   SECTION 2.6      MATURITY OF LOANS........................................22
   SECTION 2.7      INTEREST RATES...........................................22
   SECTION 2.8      FEES.....................................................23
   SECTION 2.9      OPTIONAL TERMINATION, REDUCTION OR INCREASE OF
                    COMMITMENTS..............................................24
   SECTION 2.10     MANDATORY TERMINATION OF COMMITMENTS; EFFECT OF
                    TERMINATION OR REDUCTION.................................26
   SECTION 2.11     OPTIONAL AND MANDATORY PREPAYMENTS.......................26
   SECTION 2.12     GENERAL PROVISIONS AS TO PAYMENTS........................26
   SECTION 2.13     FUNDING LOSSES...........................................27
   SECTION 2.14     COMPUTATION OF INTEREST AND FEES.........................28
   SECTION 2.15     SPECIAL MANDATORY PREPAYMENT/COMMITMENT TERMINATION......28
   SECTION 2.16     LETTERS OF CREDIT........................................29
   SECTION 2.17     SWINGLINE................................................32

                                    ARTICLE 3
                                   CONDITIONS

   SECTION 3.1      EFFECTIVENESS............................................34
   SECTION 3.2      CLOSING..................................................35

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

   SECTION 4.1      CORPORATE EXISTENCE AND POWER............................36
   SECTION 4.2      CORPORATE AND GOVERNMENTAL AUTHORIZATION; NO
                    CONTRAVENTION............................................36
   SECTION 4.3      BINDING EFFECT...........................................36
   SECTION 4.4      FINANCIAL INFORMATION....................................36
   SECTION 4.5      LITIGATION...............................................37
   SECTION 4.6      COMPLIANCE WITH ERISA....................................37
   SECTION 4.7      SUBSIDIARIES.............................................37
   SECTION 4.8      NOT AN INVESTMENT COMPANY................................37

                                    ARTICLE 5
                                    COVENANTS

   SECTION 5.1      INFORMATION..............................................37
   SECTION 5.2      MAINTENANCE OF PROPERTY; INSURANCE.......................38
   SECTION 5.3      PAYMENT OF TAXES AND ASSESSMENTS, CONDUCT OF BUSINESS
                    AND MAINTENANCE OF EXISTENCE...........38
   SECTION 5.4      COMPLIANCE WITH LAWS.....................................39
   SECTION 5.5      RESTRICTIONS ON SALE AND LEASE BACK TRANSACTIONS.........39
   SECTION 5.6      NEGATIVE PLEDGE..........................................40
   SECTION 5.7      CONSOLIDATIONS, MERGERS AND SALES OF ASSETS..............42
   SECTION 5.8      USE OF PROCEEDS..........................................43
   SECTION 5.9      TOTAL DEBT TO TOTAL CAPITALIZATION RATIO.................43
   SECTION 5.10     SUBSIDIARY DEBT..........................................44

                                    ARTICLE 6
                                    DEFAULTS

   SECTION 6.1      EVENTS OF DEFAULT........................................44
   SECTION 6.2      NOTICE OF DEFAULT........................................46

                                    ARTICLE 7
                                   THE AGENTS

   SECTION 7.1      APPOINTMENT AND AUTHORIZATION............................46
   SECTION 7.2      AGENTS AND AFFILIATES....................................46
   SECTION 7.3      ACTION BY AGENTS.........................................46
   SECTION 7.4      CONSULTATION WITH EXPERTS................................46
   SECTION 7.5      LIABILITY OF AGENTS......................................46
   SECTION 7.6      INDEMNIFICATION..........................................47
   SECTION 7.7      CREDIT DECISION..........................................47
   SECTION 7.8      SUCCESSOR ADMINISTRATIVE AGENT...........................47
   SECTION 7.9      SYNDICATION AGENTS, DOCUMENTATION AGENTS, MANAGING
                    AGENTS AND CO-AGENTS.....................................47

                                    ARTICLE 8
                             CHANGE IN CIRCUMSTANCES

   SECTION 8.1      BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR.48
   SECTION 8.2      ILLEGALITY...............................................48
   SECTION 8.3      INCREASED COST AND REDUCED RETURN........................49
   SECTION 8.4      COMMITTED BASE RATE LOANS SUBSTITUTED FOR AFFECTED LOANS.50
   SECTION 8.5      SUBSTITUTION OR REMOVAL OF BANK..........................51
   SECTION 8.6      TAXES....................................................52

                                    ARTICLE 9
                                  MISCELLANEOUS

   SECTION 9.1      NOTICES..................................................54
   SECTION 9.2      NO WAIVERS...............................................54
   SECTION 9.3      EXPENSES; DOCUMENTARY TAXES; INDEMNIFICATION.............54
   SECTION 9.4      SHARING OF SET OFFS......................................55

   SECTION 9.5      AMENDMENTS AND WAIVERS...................................55
   SECTION 9.6      SUCCESSORS AND ASSIGNS...................................55
   SECTION 9.7      COLLATERAL...............................................57
   SECTION 9.8      GOVERNING LAW............................................57
   SECTION 9.9      JURISDICTION; CONSENT TO SERVICE OF PROCESS..............57
   SECTION 9.10     JURY TRIAL...............................................58
   SECTION 9.11     COUNTERPARTS; INTEGRATION................................58
   SECTION 9.12     JUDGMENT CURRENCY........................................58
   SECTION 9.13     PATRIOT ACT..............................................59


Exhibit A - Form of Assignment and Acceptance
Exhibit B - Form of Commitment Increase Supplement
Exhibit C - Money Market Quote Request
Exhibit D - Invitation for Money Market Quotes
Exhibit E - Money Market Quote

Schedule 1.1 - Existing Letters of Credit

     CREDIT AGREEMENT, dated as of December 1, 2004, among MEADWESTVACO CORPORATION, the banks and financial institutions listed on the signature pages hereof, THE BANK OF NEW YORK, as Administrative Agent, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION and CITIBANK, N.A., as Syndication Agents, BANK OF AMERICA, N.A. and BARCLAYS BANK PLC, as Documentation Agents, BANK OF TOKYO-MITSUBISHI TRUST COMPANY, ING CAPITAL LLC, UBS AG, STAMFORD BRANCH and WACHOVIA BANK, NATIONAL ASSOCIATION, as Managing Agents, and COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, SUMITOMO MITSUI BANKING CORPORATION, SUNTRUST BANK and WILLIAM STREET COMMITMENT CORPORATION, as Co-Agents.

     The parties hereto agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

     Section 1.1 Definitions. The following terms, as used herein, have the following meanings:

     "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

     "Administrative Agent" means The Bank of New York in its capacity as Administrative Agent hereunder, and its successors in such capacity.

     "Administrative Questionnaire" means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Lender.

     "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" (including, with correlative meaning, the term "controlled"), as applied to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through the ownership of voting securities or otherwise.

     "Agent" means the Administrative Agent, the Syndication Agents, the Documentation Agents, the Managing Agents or the Co-Agents, as the context may require.

     "Agreement Currency" means Dollars or an Alternate Currency.

     "Alternate Currency" means Euros or Pounds Sterling.

     "Alternate Currency Funding Office" has the meaning set forth in Section 2.4(b).

     "Alternate Currency Loan" means a Committed Alternate Currency Loan or a Money Market Alternate Currency Loan.

     "Applicable Percentage" means (i) with respect to Committed Euro-Dollar Borrowings, Committed Alternate Currency Borrowings, Swingline Loans and the fee referred to in Section 2.8(c)(i), at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below for such Pricing Level under the heading "Applicable Percentage and LC Fee" and (ii) with respect to the fee referred to in Section 2.8(a), at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below for such Pricing Level under the heading "Facility Fee Rate":

     =====================================================================
                             Applicable Percentage
         Pricing Levels             and LC Fee          Facility Fee Rate
     ---------------------------------------------------------------------
               I                     0.200%                 0.080%
     ---------------------------------------------------------------------
              II                     0.300%                 0.100%
     ---------------------------------------------------------------------
              III                    0.375%                 0.125%
     ---------------------------------------------------------------------
              IV                     0.475%                 0.150%
     ---------------------------------------------------------------------
               V                     0.590%                 0.160%
     ---------------------------------------------------------------------
              VI                     0.700%                 0.175%
     ---------------------------------------------------------------------
              VII                    0.900%                 0.225%
     =====================================================================


     Changes in the Applicable Percentage resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Unsecured Debt Rating from S&P or Moody's, as the case may be. Notwithstanding anything herein to the contrary, in the event that (A) two Pricing Levels would otherwise apply at any one time and (i) such Pricing Levels are adjacent to one another, the higher Pricing Level shall be the applicable Pricing Level, and
(ii) such Pricing Levels are not adjacent to one another, the Pricing Level that is one Pricing Level below the higher of such two Pricing Levels shall be the applicable Pricing Level, (B) either S&P or Moody's (but not both) shall no longer issue a rating for the Borrower's senior unsecured non-credit enhanced long term debt, the applicable Pricing Level shall be determined by the remaining Senior Unsecured Debt Rating, provided that in the event the Borrower's Senior Unsecured Debt Rating is BBB- or Baa3, Pricing Level VI shall be the applicable Pricing Level, and (C) in the event that both S&P and Moody's shall no longer issue a rating for the Borrower's senior unsecured non-credit enhanced long term debt, unless and until the date, if any, that the Borrower and Required Banks agree on a different arrangement, the existing Pricing Level shall continue in effect for the 60 day period immediately following such event and Pricing Level VII shall apply at all times after such period. For purposes hereof, Pricing Level I is the highest Pricing Level and Pricing Level VII is the lowest Pricing Level.

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

     "Bank" means each bank or financial institution listed on the signature pages hereof, and its successors.

     "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Effective Rate for such day.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3 (3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

     "Borrower" means MeadWestvaco Corporation, a Delaware corporation, and its successors.

     "Borrowing" has the meaning set forth in Section 1.3.

     "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for international business (including dealings in Dollar deposits) in the London interbank market.

     "Cabin Bluff Notes" means the Loan and Guaranty Agreement, dated as of August 23, 1998, among Cabin Bluff Partners, The Mead Corporation and Scott Paper Company, as guarantors, and the Sumitomo Bank, Limited, New York Branch, or the Loan and Guaranty Agreement among Cabin Bluff Partners, The Mead Corporation and Kimberly-Clark Corporation, as guarantors, the lenders party thereto, The Sumitomo Bank, Limited, New York Branch, as a lender and syndication agent, Bank of America, N.A. (successor to Bank of America National Trust and Savings Association), as a lender and documentation agent, and The Chase Manhattan Bank, as a lender and administrative agent, as the same or any substitute or replacement agreement may be amended, restated, modified or replaced from time to time.

     "Cash Collateral Event" has the meaning set forth in Section 2.16(i).

     "Change of Control" has the meaning set forth in Section 2.15.

     "Co-Agents" means Commerzbank AG, New York and Grand Cayman Branches, Sumitomo Mitsui Banking Corporation, SunTrust Bank and William Street Commitment Corporation in their capacity as Co-Agents hereunder, and their respective successors in such capacity.

     "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof as its "Commitment", as such amount may be changed from time to time pursuant to Sections 2.9, 2.10, 2.15, 8.5 and 9.6.

     "Commitment Increase Supplement" means a Commitment increase supplement in the form of Exhibit B.

     "Committed Alternate Currency Loan" means a loan made by a Bank pursuant to
Section 2.1 in an Alternate Currency.

     "Committed Base Rate Loan" means a loan in Dollars to be made by a Bank pursuant to Section 2.1 as a Committed Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to Article 8.

     "Committed Credit Exposure" means, with respect to any Lender at any time, the Credit Exposure of such Lender at such time less the aggregate outstanding principal balance at such time of its Money Market Loans (determined on the basis of the Dollar Equivalent for each outstanding Alternate Currency Loan).

     "Committed Domestic Loan" means a loan made by a Bank pursuant to Section
2.1 in Dollars.

     "Committed Euro-Dollar Loan" means a loan in Dollars to be made by a Bank pursuant to Section 2.1 as a Eurocurrency Loan in accordance with the applicable Notice of Borrowing or pursuant to Article 8.

     "Committed Loan" means a Committed Domestic Loan or a Committed Alternate Currency Loan.

     "Consolidated Net Tangible Assets" means the total of all the assets appearing on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries less the following:

          (1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof but maturing, within 12 months from the date of determination;

          (2) reserves for depreciation and other asset valuation reserves;

          (3) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense carried as an asset on said balance sheet; and

          (4) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary of the Borrower.

Consolidated Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which the Borrower and its Subsidiaries are engaged and which are approved by the independent accountants regularly retained by the Borrower, and may be determined as of a date not more than sixty days prior to the happening of the event for which such determination is being made.

     "Consolidated Subsidiary" means at any date and with respect to the Borrower, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     "Corporation" includes corporations, partnerships, associations, companies and business trusts.

     "Credit Exposure" means, with respect to any Bank at any time, the sum of
(i) the aggregate outstanding principal balance of such Bank's Loans (determined on the basis of the Dollar Equivalent for each outstanding Alternate Currency
Loan), plus (ii) such Bank's LC Exposure, plus (iii) such Bank's Swingline Exposure.

     "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, and
(iii) all Debt of others guaranteed directly or indirectly by such Person.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Defeased Debt" means any Debt which has been defeased (a)(i) in accordance with generally accepted accounting principles or (ii) pursuant to the deposit of cash, or debt securities backed by the full faith and credit of the United States, in either case in an amount sufficient to satisfy all such Debt at maturity or redemption, as applicable, and all payments of interest and premium, if any, in a trust or account created or pledged for the sole benefit of the holders of such Debt, and subject to no other Lien, and (b) in accordance with the other applicable terms of the instrument governing such Debt.

     "Documentation Agents" means Bank of America, N.A. and Barclays Bank PLC in their capacity as Documentation Agents hereunder, and their respective successors in such capacity.

     "Dollar Equivalent" means, with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent for purposes of calculating both the amount of Loans available to be borrowed, or Letters of Credit available to be issued, on any particular date, the Administrative Agent shall use the relevant Exchange Rate in effect (i) in the case of any Loans being made, on the date on which the interest rate for such Loans is determined pursuant to the provisions of this Agreement, and (ii) in the case of any Letters of Credit being issued, the Business Day immediately preceding the date of issuance thereof.

     "Dollars" or "$" refers to lawful currency of the United States of America.

     "Domestic Funding Office" has the meaning set forth in Section 2.4(b).

     "Domestic Subsidiary" means any Subsidiary which owns a Principal Property.

     "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.1.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of Corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Eurocurrency Loan" means a Committed Euro-Dollar Loan, a Committed Alternate Currency Loan or a Money Market Margin Auction Loan to be made by a Bank in accordance with the applicable Notice of Borrowing.

     "Eurocurrency Base Rate" means:

          (a) subject to clause (b)(i) below, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan denominated in any currency other than Pounds Sterling, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in the applicable currency with a term comparable to such Interest Period that appears on the applicable Telerate Page at approximately 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, or

          (b)(i) if at any time for any reason such offered rate for any such currency does not appear on a Telerate Page in accordance with clause (a) above, and (ii) with respect to each Eurocurrency Loan denominated in Pounds Sterling, in either case with respect to each day during each Interest Period pertaining to a Eurocurrency Loan denominated in the applicable currency, the rate per annum equal to the average (rounded upward to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by each of the Reference Banks as the rate at which such Reference Bank is offered deposits in such currency at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein.

     "Eurocurrency Rate" means, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurocurrency Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

     "Eurocurrency Reserve Requirements" means, for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

     "Euros" refers to the single currency of participating member states of the European Union.

     "Event of Default" has the meaning set forth in Section 6.1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Rate" means, with respect to any Alternate Currency on any date, the rate at which such Alternate Currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page, the "Exchange Rate" with respect to such Alternate Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such "Exchange Rate" shall instead be the Administrative Agent's spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 11:00 A.M., local time, on such date for the purchase of Dollars with such Alternate Currency, for delivery two Business Days later; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

     "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under the Loan Documents, (a) Taxes imposed on (or measured by) net income, net profits or overall gross receipts (including, without limitation, branch profits or similar taxes) by any jurisdiction under the laws of which such recipient is organized or resident, in which such recipient has an office or with respect to which such recipient has any other connection (other than a connection arising solely by reason of both (A) this Agreement and the transactions contemplated hereby and (B) the Borrower being organized or resident, maintaining an office or conducting business in such jurisdiction) and (b) any Tax that is imposed under a law in effect on the date a Lender becomes a party to this Agreement, except, in the case of an assignee, to the extent such Tax was a Non-Excluded Tax with respect to such assignee's assignor immediately prior to such assignment.

     "Existing Agreements" means, collectively, (i) that certain Amended and Restated Five-year Credit Agreement, dated as of December 18, 2003, among the Borrower, the lenders listed therein, The Bank of New York, as administrative agent, Bank One, NA, as syndication agent, JP Morgan Chase Bank, Citibank, N.A. and Bank of America, N.A., as documentation agents, Barclays Bank PLC, Commerzbank AG, New York and Grand Cayman Branches, Fleet National Bank, The Bank of Nova Scotia and Wachovia Bank, as managing agents, and Sumitomo Mitsui Banking Corporation and SunTrust Bank, as co-agents, as amended, supplemented or otherwise modified; and (ii) that certain Amended and Restated 364 Day Credit Agreement, dated as of December 18, 2003, among the Borrower, the lenders listed therein, The Bank of New York, as administrative agent, Bank One, NA, as syndication agent, JP Morgan Chase Bank, Citibank, N.A. and Bank of America, N.A., as documentation agents, Barclays Bank PLC, Commerzbank AG, New York and Grand Cayman Branches, Fleet National Bank, The Bank of Nova Scotia and Wachovia Bank, as managing agents, and Sumitomo Mitsui Banking Corporation and SunTrust Bank, as co-agents, as amended, supplemented or otherwise modified.

     "Existing Bank Debt" means all Debt (other than the Existing Letters of Credit) under the Existing Agreements and all accrued and unpaid monetary obligations of the Borrower under the Existing Agreements and all documents, instruments and other agreements executed and delivered in connection therewith.

     "Existing Letters of Credit" means each letter of credit set forth on
Schedule 1.1.

     "Federal Funds Effective Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

     "Federal Funds Rate" shall mean, for any period, the rate of interest per annum as determined by the Administrative Agent (rounded, if necessary, to the next greater 1/100 of 1%) equal to the rate, as reported by the Swingline Bank to the Administrative Agent, at which the Swingline Bank is offered overnight federal funds by a federal funds broker selected by the Swingline Bank in an amount approximately equal to the amount of the Swingline Loans, at or about 3:00 p.m., New York City time, on such day, provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be the rate at which the Swingline Bank is offered overnight federal funds by such federal funds broker at or about 3:00 p.m., New York City time, on the next preceding Business Day.

     "Fixed Rate Loans" means Committed Euro-Dollar Loans, Committed Alternate Currency Loans or Money Market Loans (excluding Money Market Loans bearing interest at the Base Rate pursuant to Section 8.1(a)) or any combination of the foregoing.

     "Interest Period" means: (1) with respect to each Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending two weeks or one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls (i) after the Maturity Date, or (ii) in another calendar month, in either of which case such Interest Period shall end on the next preceding Business Day;

          (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

          (c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

     (2) with respect to each Committed Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

          (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding, Business Day; and

          (b) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

     (3) with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 7 nor more than 180 days) as the Borrower may elect in accordance with Section 2.3; provided that:

          (a) any Interest Period (other than an Interest period defined pursuant to clause (b) below) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

          (b) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date; and

     (4) with respect to each Swingline Loan, the period commencing on the date of such Swingline Loan and ending seven days thereafter; provided that any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Issuing Bank" means The Bank of New York, JPMorgan Chase Bank, National Association, Citibank, N.A., Bank of America, N.A. and/or Barclays Bank PLC, each in its capacity as an issuer of Letters of Credit.

     "Issuing Bank LC Exposure" means, at any time, with respect to an Issuing Bank, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time issued by such Issuing Bank plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time.

     "LC Commitment" means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The amount of each Issuing Bank's LC Commitment is $100,000,000.

     "LC Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

     "LC Exposure" means, at any time, (i) with respect to all of the Banks, the sum, without duplication, of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and (ii) with respect to each Bank, its Lender Percentage of the amount determined under clause (i).

     "Lender" means a Bank, an Issuing Bank or the Swingline Bank.

     "Lender Percentage" means, with respect to any Bank at any time, a percentage equal to a fraction, the numerator of which is such Bank's Commitment, and the denominator of which is the aggregate Commitments of all Banks.

     "Letter of Credit" means any letter of credit (and any successive renewals thereof) issued pursuant to this Agreement and any Existing Letters of Credit.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means a Committed Loan or a Money Market Loan and, where appropriate, a Swingline Loan, and "Loans" means Committed Loans or Money Market Loans or, where appropriate, Swingline Loans, or any combination of the foregoing.

     "Loan Documents" means the Agreement and the documentation in respect of each Letter of Credit, and "Loan Document" means any one of them.

     "Managing Agents" means Bank of Tokyo-Mitsubishi Trust Company, ING Capital LLC, UBS AG, Stamford Branch and Wachovia Bank, National Association, in their capacity as Managing Agents hereunder, and their respective successors in such capacity.

     "Margin Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the Eurocurrency Rate pursuant to Section 2.3.

     "Material Debt" means Debt (other than the Obligations) of the Borrower and/or one or more of its Domestic Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $75,000,000.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $75,000,000.

     "Maturity Date" means December 1, 2009, or, if such day is not a Business Day, the next preceding Business Day.

     "Money Market Absolute Rate" has the meaning set forth in Section 2.3(d).

     "Money Market Absolute Rate Loan" means a Money Market Domestic Absolute Rate Loan or a Money Market Alternate Currency Absolute Rate Loan.

     "Money Market Alternate Currency Absolute Rate Loan" has the meaning set forth in Section 2.3(b).

     "Money Market Alternate Currency Loan" means a Money Market Alternate Currency Absolute Rate Loan or a Money Market Alternate Currency Margin Auction Loan.

     "Money Market Alternate Currency Margin Auction Loan" has the meaning set forth in Section 2.3(b).

     "Money Market Domestic Absolute Rate Loan" has the meaning set forth in
Section 2.3(b).

     "Money Market Domestic Loan" means a Money Market Domestic Margin Auction Loan or a Money Market Domestic Absolute Rate Loan.

     "Money Market Domestic Margin Auction Loan" has the meaning set forth in
Section 2.3(b).

     "Money Market Margin Auction Loan" means a Money Market Domestic Margin Auction Loan or a Money Market Alternate Currency Margin Auction Loan (including such a loan bearing interest at the Base Rate pursuant to Section 8.1(a)).

     "Money Market Loan" means a Money Market Domestic Loan or a Money Market Alternate Currency Loan.

     "Money Market Margin" has the meaning set forth in Section 2.3(d).

     "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

     "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

     "mortgage" has the meaning set forth in Section 5.6.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of an ERISA Group has an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

     "Non-Excluded Taxes" means all Taxes, other than Excluded Taxes, that are imposed on the Administrative Agent or any Lender on or with respect to any payment made by the Borrower under the Loan Documents.

     "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.2), Notice of Money Market Borrowing (as defined in Section 2.3(f)), or a Notice of Swingline Borrowing (as defined in Section 2.17(b)).

     "Obligations" means the obligations of the Borrower hereunder, including in respect of the principal of and interest on the Loans, in respect of the Letters of Credit, and in respect of the fees and other amounts owing hereunder.

     "Parent" means, with respect to any Lender, any Person controlling such Lender.

     "Participant" has the meaning set forth in Section 9.6(e).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of any ERISA Group for employees of any member of such ERISA Group or
(ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of such ERISA Group for employees of any Person which was at such time a member of such ERISA Group.

     "Pounds Sterling" refers to the lawful currency of the United Kingdom.

     "Pricing Level I" will be applicable for so long as the Senior Unsecured Debt Rating is A or higher by S&P or A2 or higher by Moody's.

     "Pricing Level II" will be applicable for so long as the Senior Unsecured Debt Rating is A- by S&P or A3 by Moody's.

     "Pricing Level III" will be applicable for so long as the Senior Unsecured Debt Rating is BBB+ by S&P or Baa1 by Moody's.

     "Pricing Level IV" will be applicable for so long as the Senior Unsecured Debt Rating is BBB by S&P or Baa2 by Moody's.

     "Pricing Level V" will be applicable for so long as the Senior Unsecured Debt Rating is BBB- by S&P and Baa3 by Moody's.

     "Pricing Level VI" will be applicable for so long as the Senior Unsecured Debt Rating is BBB- by S&P or Baa3 by Moody's and Pricing Level V does not apply.

     "Pricing Level VII" will be applicable for so long as the Senior Unsecured Debt Rating is BB+ or lower by S&P or Ba1 or lower by Moody's.

     "Prime Rate" means the rate of interest publicly announced by the Administrative Agent in New York City from time to time as its prime commercial lending rate.

     "Principal Property" means any mill, converting plant, manufacturing plant, manufacturing facility, including, in each case, the equipment therein, or timberlands, located within the continental United States of America (other than any of the foregoing acquired principally for the control or abatement of atmospheric pollutants or contaminants or water, noise, odor or other pollution, or any facility financed from the proceeds of pollution control or revenue bonds), having a gross book value (without deductions of any applicable depreciation reserves) on the date as of which the determination is being made of more than two percent of Consolidated Net Tangible Assets, but shall not include any minerals or mineral rights, or any timberlands designated by the Board of Directors of the Borrower or of a Domestic Subsidiary thereof, as the case may be, as being held primarily for development and/or sale.

     "Receivables Facility Attributed Indebtedness" means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

     "Reference Banks" means The Bank of New York and JPMorgan Chase Bank, National Association.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Required Banks" means at any time Banks having, more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, having an aggregate Credit Exposure of more than 50% of the aggregate Credit Exposure of all Banks. For purposes of determining "Required Banks" on any date of determination, Credit Exposure shall be calculated using the Exchange Rates in effect on such date of determination or, in the event such date of determination is not a Test Date, on the immediately preceding Test Date.

     "Responsible Officer" means the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the general counsel of the Borrower.

     "Revolving Credit Period" means the period from and including the Effective Date to but excluding the Maturity Date.

     "S&P" means Standard & Poor's Rating Group, a division of the McGraw-Hill Companies, or any successor thereto.

     "Senior Unsecured Debt Ratings" means the Borrower's senior unsecured non-credit enhanced long-term debt ratings designated from time to time by S&P and Moody's.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Borrower as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934.

     "Spread Loan" means a Committed Euro-Dollar Loan, a Committed Alternate Currency Loan or a Money Market Margin Auction Loan.

     "Subsidiary" means a Corporation more than 50% of the Voting Stock of which is owned or controlled, directly or indirectly, by the Borrower or by one or more other Subsidiaries of the Borrower, or by the Borrower and one or more other Subsidiaries of the Borrower.

     "Swingline Bank" means The Bank of New York in its capacity as lender of Swingline Loans hereunder.

     "Swingline Commitment" means, with respect to the Swingline Bank, the commitment of the Swingline Bank to make Swingline Loans hereunder. The amount of the Swingline Bank's Swingline Commitment is $50,000,000.

     "Swingline Exposure" means, at any time, the aggregate outstanding principal amount of all Swingline Loans at such time. The Swingline Exposure of any Bank at any time shall be its Lender Percentage of the Swingline Exposure at such time.

     "Swingline Loan" means a loan made pursuant to Section 2.17.

     "Syndication Agents" means JPMorgan Chase Bank, National Association and Citibank, N.A. in their capacity as Syndication Agents hereunder, and their successors in such capacity.

     "Tax" means any present or future income, stamp or other tax, levy, impost, duty, charge, fee, deduction or withholding now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority.

     "Test Date" means the last Business Day of each calendar quarter.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of any ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a Corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks.

     Section 1.3 Types of Borrowing. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to
Article 2 on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a "Eurocurrency Borrowing" is a Borrowing comprised of Eurocurrency Loans), by reference to the type of currency of the Loans comprising such Borrowing (e.g., a "Domestic Borrowing" is a Borrowing comprised of Committed Domestic Loans or Money Market Domestic Loans) or by reference to the provisions of Article 2 under which participation therein is determined (e.g., a "Committed Domestic Borrowing" is a Borrowing under Section
2.1 in Dollars in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.3 in which the Bank participants are determined on the basis of their bids in accordance therewith).

                                   ARTICLE 2
                                   THE CREDITS

     Section 2.1 Commitments. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in one or more Agreement Currencies to the Borrower pursuant to this Section from time to time in amounts such that the Committed Credit Exposure of such Bank shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of (a) $10,000,000 or any larger multiple of $1,000,000, or (a) if such Borrowing is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amount determined under clause (a) (except that any such Borrowing may be in the aggregate amount available in accordance with
Section 3.2(b)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Committed Loans and reborrow at any time during the Revolving Credit Period under this Section.

     Section 2.2 Notice of Borrowing. The Borrower shall give the Administrative Agent notice of a proposed Borrowing under Section 2.1 or Section 2.2 (a "Notice of Committed Borrowing"), signed by a Responsible Officer, not later than 12:00 Noon (New York City time) (i) on the date of each proposed Committed Base Rate Borrowing, (ii) on the third Business Day before each proposed Committed Euro-Dollar Borrowing, and (iii) on the fourth Business Day before each Committed Alternate Currency Borrowing, in each case specifying:

     (a) the currency for such Borrowing, which shall be either Dollars or an Alternate Currency,

     (b) the date of such Borrowing, which shall be a Business Day,

     (c) the aggregate amount of such Borrowing,

     (d) whether the Loans comprising such Borrowing are to be Committed Base Rate Loans, Committed Euro-Dollar Loans or Committed Alternate Currency Loans, and

     (e) in the case of a Committed Euro-Dollar Borrowing or a Committed Alternate Currency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     Section 2.3 Money Market Borrowings.

     (a) The Money Market Option. In addition to Borrowings pursuant to Section 2.1, the Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans in Dollars or any Alternate Currency to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

     (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit C hereto so as to be received no later than 12:00 Noon (New York City time) on (x) the sixth Business Day prior to the date of Borrowing proposed therein, in the case of any such Money Market Loan in an Alternate Currency pursuant to a Margin Auction (each a "Money Market Alternate Currency Margin Auction Loan") or pursuant to an Absolute Rate

Auction (each a "Money Market Alternate Currency Absolute Rate Loan"), (y) the fifth Business Day prior to the date of Borrowing proposed therein, in the case of any such Money Market Loan in Dollars pursuant to a Margin Auction (each a "Money Market Domestic Margin Auction Loan"), or (z) the Business Day next preceding the date of Borrowing proposed therein, in the case of any such Money Market Loan in Dollars pursuant to an Absolute Rate Auction (each a "Money Market Domestic Absolute Rate Loan") (or, in any case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first Margin Auction or Absolute Rate Auction for which such change is to be effective) specifying:

          (i) the currency for such Borrowing, which shall be either Dollars or an Alternate Currency,

          (ii) the proposed date of Borrowing, which shall be a Business Day,

          (iii) the aggregate amount of such Borrowing, which shall be (1) $20,000,000 or a larger multiple of $5,000,000, or (2) if such Borrowing is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amount determined under clause (1),

          (iv) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

          (v) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. The Borrower may not request offers to make Money Market Loans for more than one currency in a single Money Market Quote Request. No more than four Money Market Quote Requests shall be given in any one calendar month.

     (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit D hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

     (d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.1 not later than (x) 2:00 P.M. (New York City time) on the fifth Business Day prior to the proposed date of Borrowing, in the case of any Money Market Alternate Currency Borrowing, (y) 2:00 P.M. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of any Money Market Domestic Margin Auction Borrowing, or (z) 9:15 A.M. (New York City

time) on the proposed date of Borrowing, in the case of any Money Market Domestic Absolute Rate Borrowing (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first Margin Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) 1:00 P.M. (New York City time) on the fifth Business Day prior to the proposed date of Borrowing, in the case of any Money Market Alternate Currency Borrowing, (y) 1:00 P.M. (New York City time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of any Money Market Domestic Margin Auction Borrowing, or (z) 9:00 A.M. (New York City time) on the proposed date of Borrowing in the case of any Money Market Domestic Absolute Rate Borrowing. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

          (i) (ii) Each Money Market Quote shall be in substantially the form of Exhibit E hereto, may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes, and shall in any case specify:

               (A) the proposed date of Borrowing,

               (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be (1) $5,000,000 or a larger multiple of $1,000,000, or (2) if such Money Market Loan is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amounts determined under clause (1),
          (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

               (C) in the case of a Margin Auction, the margin above or below the applicable Eurocurrency Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

               (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

               (E) the identity of the quoting Bank.

          (iii) Any Money Market Quote shall be disregarded if it:

               (A) is not substantially in conformity with Exhibit E hereto or does not specify all of the information required by subsection
          (d)(ii);

               (B) contains qualifying, conditional or similar language;

               (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

               (D) arrives after the time set forth in subsection (d)(i).

     (e) Notice to Borrower(f) . The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d), and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

     (g) Acceptance and Notice by Borrower(h) . Not later than 10:00 A.M. (New York City time) on (x) the fourth Business Day prior to the proposed date of Borrowing, in the case of a Money Market Alternate Currency Borrowing, (y) the third Business Day prior to the proposed date of Borrowing, in the case of a Money Market Domestic Margin Auction Borrowing, or (z) the proposed date of Borrowing, in the case of a Money Market Domestic Absolute Rate Borrowing (or, in any case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first Margin Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount (in the applicable currency) of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

          (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

          (ii) the principal amount of each Money Market Borrowing must be (1) $20,000,000 or a larger multiple of $5,000,000, or (2) if such Money Market Loan is denominated in a currency other than Dollars, the Dollar Equivalent amount of the amounts determined under clause (1),

          (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and

          (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

     (i) Allocation by Administrative Agent(j) . If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000 (or the Dollar Equivalent), as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

     Section 2.4 Notice to Banks; Funding of Loans.

     (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (b) Not later than (x) 2:00 p.m. (New York City time) on the date of each Domestic Borrowing, or (y) 11:00 a.m. (London time) on the date of each Alternate Currency Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing to the Administrative Agent (i) in the case of each Domestic Borrowing, at such location in New York City as shall have been specified from time to time by the Administrative Agent (the "Domestic Funding Office"), or
(ii) in the case of each Alternate Currency Borrowing, at such location in London as shall have been specified from time to time by the Administrative Agent (the "Alternate Currency Funding Office), in each case in funds immediately available at such location. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid location. Notwithstanding anything to the contrary herein contained, any Bank may cause its Alternate Currency Loans to be made by any branch affiliate or international banking facility of such Bank, provided, that such Bank shall remain responsible for all of its obligations hereunder and no additional taxes, costs or other burdens shall be imposed upon the Borrower or the Administrative Agent as a result thereof.

     (c) If any Bank makes a new Loan in a particular currency on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank in the same currency, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.12, as the case may be.

     (d) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount (in the applicable currency) together with interest (in the applicable currency) thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to (x) in the case of Domestic Borrowings, the higher of the Federal Funds Effective Rate and the interest rate applicable thereto pursuant to Section 2.7, or (y) in the case of Alternate Currency Borrowings the interest rate applicable thereto pursuant to Section 2.7, and (ii) in the case of such Bank (x) in the case of Domestic Borrowings, the Federal Funds Rate, or (y) in the case of Alternate Currency Borrowings, the interest rate applicable thereto pursuant to
Section 2.7. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement. The provisions of this Section 2.4(d) shall not relieve any Bank of responsibility for its obligations under this Agreement or any default in the performance thereof.

     Section 2.5 Evidence of Debt.

     (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Bank resulting from each Loan made by such lending office of such Bank from time to time, including the amounts of principal and interest payable and paid to such lending office of such Bank from time to time under this Agreement.

     (b) The Administrative Agent shall maintain the Register pursuant to subsection 9.6(c), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank's share thereof.

     (c) The entries made in the Register and accounts maintained pursuant to paragraphs (a) and (b) of this subsection 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Bank in accordance with the terms of this Agreement.

     Section 2.6 Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to thereto.

     Section 2.7 Interest Rates. (a) Committed Base Rate Loans. Each Committed Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof.

     (a) (b) Committed Eurocurrency Loans. Subject to Section 8.1(a), each Eurocurrency Loan made pursuant to Section 2.1 shall bear interest on the outstanding, principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Percentage plus the applicable Eurocurrency Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     (c) Money Market Loans. Subject to Section 8.1(a), each Money Market Margin Auction Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurocurrency Rate for such Interest Period (determined in accordance with Section 2.7(b) as if the related Money Market Margin Auction Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3). Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. All such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     (d) Swingline Loans. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until it becomes due, at a rate per annum equal to the sum of the Applicable Percentage plus the Federal Funds Rate. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on a Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate otherwise applicable to Swingline Loans for such day thereof.

     (e) Overdue Amounts.

          (i) Base Rate. Any overdue principal of or interest on any Committed Base Rate Loan, and any overdue payments in respect of fees payable hereunder, shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate otherwise applicable to Committed Base Rate Loans for such day.

          (ii) Swingline. Any overdue principal of or interest on a Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the rate otherwise applicable to Swingline Loans for such day.

          (iii) Money Market Domestic. Any overdue principal of or interest on any Money Market Domestic Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.

          (iv) Eurocurrency. Any overdue principal of or interest on any Eurocurrency Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 1% plus the Applicable Percentage plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid for more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in the currency in which such Eurocurrency Loan is denominated in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Eurocurrency Reserve Requirements (or, if the circumstances described in clause (a) or (b) of Section 8.1 shall exist, at a rate per annum equal to the sum of 1% plus the rate applicable to Committed Base Rate Loans for such day).

     (f) Determination of Rates. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     (g) Reference Banks. Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.1 shall apply. If any Reference Bank shall for any reason no longer have a Commitment or any Loans, such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result, there shall only be one Reference Bank remaining, the Administrative Agent (after consultation with the Banks and with the consent of the Borrower (which consent shall not be unreasonably withheld)) shall, by notice to the Borrower and the Banks, designate another Bank as a Reference Bank so that there shall at all times be at least two Reference Banks.

     Section 2.8 Fees.

     (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably a facility fee at a rate per annum equal to the Applicable

Percentage. Such facility fee shall accrue (i) from and including the Effective Date to but excluding the Maturity Date, on the daily average aggregate amount of the Commitments (whether used or unused) and (ii) from and including the Maturity Date to but excluding the date that there shall no longer be any Credit Exposure, on the daily average aggregate Credit Exposure of all Banks.

     (b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of the Banks ratably in accordance with their Commitments a utilization fee, for each day that the aggregate Credit Exposure of all Banks exceeds 50.0% of the aggregate Commitments, at a rate per annum equal to 0.125% of the aggregate Credit Exposure of all Banks. For purposes of determining the utilization fee on any date of determination, Credit Exposure shall be calculated using, with respect to each Alternate Currency Loan, the relevant Exchange Rate in effect on the date on which the interest rate for such Alternate Currency Loan was determined pursuant to the provisions of this Agreement.

     (c) LC Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Bank a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Percentage on the average daily amount of such Bank's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Bank's Commitment terminates and the date on which such Bank ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account (1) a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily aggregate undrawn amount of such Issuing Bank's Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect thereof) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, and (2) such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by it or processing of drawings thereunder.

     (d) Payments. Accrued fees under this Section (other than fees payable under Section 2.8(c)(ii)(2)), shall be payable quarterly on each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the date hereof and upon each reduction of the Commitments; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any fees payable Section 2.8(c)(ii)(2) shall be payable within ten days after demand.

     Section 2.9 Optional Termination, Reduction or Increase of Commitments. (a) During the Revolving Credit Period, the Borrower may, upon at least three Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if there is no Credit Exposure at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof, the aggregate amount of the Commitments in excess of the aggregate Credit Exposure.

     (a) (b) The Borrower may at any time and from time to time on or prior to the Business Day immediately preceding the Maturity Date, at its sole cost and expense, request any one or more of the Banks that is reasonably satisfactory to the Swingline Bank and each Issuing Bank to increase its Commitment (the decision to increase the Commitment of a Bank to be within the sole and absolute discretion of such Bank), or any Person (other than a Bank) that is reasonably satisfactory to the Administrative Agent, the Swingline Bank and each Issuing Bank to provide a new Commitment, by submitting to the Administrative Agent a Commitment Increase Supplement duly executed by the Borrower and each such Bank or other Person, as the case may be. If such Commitment Increase Supplement is in the specified form, the Administrative Agent shall execute such Commitment Increase Supplement and deliver a copy thereof to the Borrower and each such Bank or other Person, as the case may be. Upon execution and delivery of such Commitment Increase Supplement by the Administrative Agent, (i) in the case of each such Bank, such Bank's Commitment shall be increased to the amount set forth in such Commitment Increase Supplement, (ii) in the case of each such other Person, such other Person shall become a party hereto and shall for all purposes of the Loan Documents be deemed a "Bank" having a Commitment as set forth in such Commitment Increase Supplement, and (iii) in each case, the Commitment of such Bank or such other Person, as the case may be, shall be as set forth in the applicable Commitment Increase Supplement; provided, however, that:

          (A) each such increase shall be in an aggregate amount not less than $50,000,000 or an integral multiple of $5,000,000 in excess thereof,

          (B) immediately after giving effect to each such increase, the aggregate amount of all Commitments shall not exceed $1,500,000,000;

          (C) if Loans would be outstanding immediately after giving effect to each such increase, then simultaneously with such increase (1) each such Bank, each such other Person and each other Bank having a Commitment (upon appropriate notice thereof) shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit A, pursuant to which each such other Bank shall have assigned to each such Bank and each such other Person a portion of its Committed Loans, LC Exposure and Swingline Exposure necessary to reflect proportionately the Commitments as adjusted in accordance with this subsection (b), and (2) in connection with such assignment, each such Bank and each such other Person shall pay to the Administrative Agent, for the account of the other Banks, such amount as shall be necessary to appropriately reflect the assignment to it of Committed Loans, LC Exposure and Swingline Exposure and in connection with such master assignment each such other Bank may treat the assignment of Committed Borrowings (other than Committed Base Rate Borrowings) as a prepayment for purposes of
     Section 2.13;

          (D) the Administrative Agent shall have received such certificates, legal opinions and other items as it shall reasonably request in connection with such increase; and

          (E) the Commitments may not be increased more than two times per year.

     Section 2.10 Mandatory Termination of Commitments; Effect of Termination or Reduction. The Commitments shall terminate on the Maturity Date, and any Loans and LC Disbursements then outstanding (together with accrued interest thereon) shall be due and payable on such date. Each termination or reduction of the Commitments (including pursuant to Section 2.9) in accordance with this Agreement shall be permanent.

     Section 2.11 Optional and Mandatory Prepayments.

     (a) Optional Prepayments. The Borrower may, upon (i) the same Business Day's notice to the Administrative Agent, prepay any Committed Base Rate Borrowing or Swingline Loan (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.1(a)) or (ii) three Business Days' notice to the Administrative Agent, prepay any Committed Euro-Dollar Loan or any Committed Alternate Currency Borrowing, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 (or, if less, the aggregate amount of the Borrowing then outstanding) or any larger multiple of $1,000,000 (or, such Dollar Equivalent if such Borrowing is denominated in a currency other than Dollars). Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

     (b) Mandatory Prepayments. If, at any time during the Revolving Credit Period, for any reason (i) the aggregate Credit Exposure of all Banks exceeds the aggregate sum of the Commitments then in effect, the Borrower shall without notice or demand immediately prepay the Loans and, to the extent necessary, make a deposit in an account with the Administrative Agent pursuant to Section 2.16(i), in the aggregate amount necessary to eliminate such excess. Notwithstanding anything to the contrary contained in this Section 2.11(b), such mandatory prepayments or deposits that would otherwise be required pursuant to this Section 2.11(b) solely as a result of fluctuations in Exchange Rates from time to time shall only be required to be made (i) in the event that on any date the aggregate Credit Exposure of all Banks exceeds 110% of the aggregate sum of the Commitments then in effect, on such date, on the basis of the Exchange Rates in effect on such date, or (ii) in the event that on any Test Date the aggregate Credit Exposure of all Banks exceeds the aggregate sum of the Commitments then in effect, on such Test Date, on the basis of the Exchange Rates in effect on such Test Date.

     (c) Generally. Each prepayment whether optional or mandatory shall consist of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and in the case of a prepayment of a Fixed Rate Borrowing, together with compensation therefor pursuant to Section 2.13. Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     Section 2.12 General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and fees hereunder, and (except to the extent otherwise provided in Section 2.16) LC Disbursements, without set-off, counterclaim or other deduction, (a) with respect to each such payment in Dollars, not later than 12:00 Noon (New York City time) on the date when due, in funds immediately available in New York City, to the Administrative Agent at the Domestic Funding Office, and (b) with respect to each such payment in an Alternate Currency, not later than 11:00 A.M. (London time) on the date when due, in funds immediately available in London, to the Administrative Agent at the Alternate Currency Funding Office. Except as otherwise provided in Section 8.5, the Administrative Agent will promptly distribute (i) to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks, (ii) to each Issuing Bank each payment received by the Administrative Agent for the account of such Issuing Bank and (iii) to the Swingline Bank each payment received by the Administrative Agent for the account of the Swingline Bank. Whenever any payment hereunder (other than payments in respect of any Committed Euro-Dollar Loan, any Committed Alternate Currency Loan, or any Money Market Margin Auction Loan) shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payments in respect of any Committed Euro-Dollar Loan, any Committed Alternate Currency Loan, or any Money Market Margin Auction Loan shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. Each payment of the principal of, or interest on, a Loan or an LC Disbursement shall be payable in the Agreement Currency in which such Loan or LC Disbursement is denominated, and all such payments of fees pursuant to
Section 2.8 shall be payable in Dollars.

     (a) (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

     Section 2.13 Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Article 6 or 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.7(e), or if the Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a), or if the Borrower fails to repay any Loan (other than a Committed Base Rate Loan) on the due date therefor in accordance with Section 2.11(a), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, setting forth in reasonable detail the calculation thereof, which certificate shall be conclusive if prepared in good faith and on a reasonable basis.

     Section 2.14 Computation of Interest and Fees. (a) Interest on Committed Base Rate Loans and LC Disbursements shall be computed on the basis of a 365 or 366 day year for the actual number of days elapsed. Interest on all Loans other than Committed Base Rate Loans shall be computed on the basis of a 360 day year for the actual number of days elapsed.

     (a) (b) All fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.15 Special Mandatory Prepayment/Commitment Termination. If either of the events described in Sections 2.15(a) and 2.15(b) below (each a "Change in Control") occur, at any time during the 45 day period following the Event Date, Required Banks may determine to require a special mandatory prepayment of all Loans outstanding hereunder and terminate the Commitments of all of the Banks following 180 days notice to the Borrower. If the Required Banks shall make such a determination, on the 180th day following notice to the Borrower of such determination, all Obligations shall be immediately due and payable and the Commitments of all Banks hereunder shall terminate. Promptly after a Responsible Officer obtains knowledge of a Change of Control, the Borrower shall deliver to the Administrative Agent and each Bank written notice thereof, provided that with respect to a Change of Control referred to in Section 2.15(b), the knowledge of each Responsible Officer shall be limited to information pursuant to formal written notices delivered to the Borrower of which such Responsible Officer is aware and information in public securities law filings. The events which may permit such special mandatory prepayment and Commitment termination are:

     (a) During any period of three consecutive years individuals who at the beginning of such period constituted the board of directors of the Borrower, together with any directors whose election or nomination for election by the Borrower's stockholders was approved by a vote of at least majority of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the board of directors of the Borrower.

     (b) Any person or group of persons (within the meaning of Section 13 and 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of Voting Securities of the Borrower representing in excess of 35% of the votes entitled to vote for the election of directors of the Borrower.

     For purposes of this Section 2.15:

     "Voting Securities" means all capital stock of the Borrower which is ordinarily entitled to vote for the election of directors.

     "Event Date" means the date on which the Borrower notifies the Banks, in writing, that an event described in Section 2.15(a) or 2.15(b) above has occurred.

     Section 2.16 Letters of Credit.

     (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars for its own account, in a form acceptable to the Administrative Agent and an Issuing Bank selected by the Borrower, at any time and from time to time during the period from the Effective Date to the fifteenth Business Day immediately preceding the last day of the Revolving Credit Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, such Issuing Bank relating to any Letter of Credit issued by such Issuing Bank, the terms and conditions of this Agreement shall control.

     (b) Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a Letter of Credit by an Issuing Bank (or the amendment, renewal or extension of an outstanding Letter of Credit of an Issuing
Bank), the Borrower shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent (not later than three Business Days before the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. Subject to the terms and conditions hereof, a Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $200,000,000, (ii) the aggregate Credit Exposure of all Banks shall not exceed the total Commitments and (iii) the Issuing Bank LC Exposure of such Issuing Bank shall not exceed the LC Commitment of such Issuing Bank. In addition to the requirements set forth in this Section 2.16(b), an Issuing Bank shall be prohibited from issuing Letters of Credit hereunder upon the occurrence and during the continuance of a Default (provided that such Issuing Bank shall have received notice of such Default from the Administrative Agent, the Borrower or any Bank and provided further that such notice shall be received at least 24 hours prior to the date on which any Letter of Credit is to be issued). The Administrative Agent will, upon request of any Issuing Bank, confirm the total amount of LC Exposure and the aggregate Credit Exposure (in accordance with the defined term "Dollar Equivalent") of all Banks.

     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is ten Business Days prior to the Maturity Date, provided that any Letter of Credit may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the date that is ten Business Days prior to the Maturity Date).

     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Lender, each Issuing Bank issuing such Letter of Credit hereby grants to each Bank, and each such Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank's Lender Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Bank's Lender Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued thereby, then such Issuing Bank shall notify the Administrative Agent of such LC Disbursement. Upon such notification, the Administrative Agent shall either (i) notify the Borrower to reimburse such Issuing Bank therefor, in which case the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any accrued interest thereon not later than 1:00 p.m., New York City time, on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 Noon, New York City time, or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that the Borrower may, subject to the conditions of borrowing set forth herein, (1) if the LC Disbursement is equal to or greater than $1,000,000, request in accordance with this Section 2.16 and Section 2.17 that such payment be financed with a Swingline Loan, or (2) if the LC Disbursement is equal to or greater than $10,000,000, request in accordance with this Section 2.16 and Section 2.2 that such payment be financed with a Committed Domestic Borrowing, in either case in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Committed Domestic Borrowing or Swingline Loan, as the case may be, or (ii) require that the Banks make a loan in an amount equal to such LC Disbursement and any accrued interest thereon, in which case (A) the Administrative Agent shall notify each Bank of the details thereof and of the amount of such Bank's loan, and (B) each Bank shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any Loan hereunder shall have been fulfilled, or any other matter whatsoever, make the loan to be made by it under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks on (1) the Business Day that such Bank receives such notice, if such notice is received prior to 12:00 Noon, New York City time, on the day of receipt or (2) the Business Day immediately following the day that such Bank receives such notice, if such notice is not received prior to such time on the day of receipt. Each such loan shall, for all purposes hereof, be deemed to be a Committed Base Rate Loan made pursuant to Section 2.2, and the Banks obligations to make such loans shall be absolute and unconditional. The

Administrative Agent will make such Committed Base Rate Loans available to such Issuing Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to such Issuing Bank for the purpose of repaying in full such LC Disbursement and all accrued interest thereon.

     (f) Obligations Absolute. The Borrower's obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. No Issuing Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise due care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank thereof may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued thereby. Each Issuing Bank shall promptly notify (which may include telephonic notice, promptly confirmed by facsimile) the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Banks with respect to any such LC Disbursement.

     (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement, or convert such LC Disbursement into a Borrowing in accordance with the terms hereof, in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum equal to 1% plus the rate then applicable to Committed Base Rate Loans. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Bank to the extent of such payment.

     (i) Cash Collateral. If a Cash Collateral Event shall have occurred, then the Borrower shall immediately deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 100% of the aggregate LC Exposure of all Banks on the date of such Cash Collateral Event plus all accrued and unpaid interest thereon. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposit shall not bear interest, nor shall the Administrative Agent be under any obligation whatsoever to invest the same, provided that, at the request of the Borrower, such deposit shall be invested by the Administrative Agent in direct short term obligations of, or in other short term obligations which are unconditionally guaranteed with respect to all principal thereof and interest thereon by, the United States of America, in each case maturing no later than the expiry date of the Letter of Credit giving rise to the relevant LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank, on a pro rata basis, for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. "Cash Collateral Event" means (a) the Commitments shall have terminated under Section
6.1 at any time that no Loan or LC Disbursement is outstanding, or (b) the Obligations shall have become due and payable under Section 6.1.

     Section 2.17 Swingline.

     (a) Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans to the Borrower in Dollars from time to time on any Business Day during the period commencing at the beginning of the Revolving Credit Period and ending on the tenth Business Day preceding the last day of the Revolving Credit Period in an aggregate outstanding principal amount at any time that will not result in the Swingline Exposure exceeding the Swingline Commitment or the aggregate Credit Exposure exceeding the total Commitments. Notwithstanding the foregoing, the Swingline Bank shall not be required to make a Swingline Loan if (i) any Bank shall be in default of its obligations under this Agreement or (ii) any Bank shall have notified the Swingline Bank and the Borrower in writing at least one Business Day prior to the date of Borrowing with respect to such Swingline Loan, that the conditions set forth in Section 3.2 have not been satisfied and such conditions remain unsatisfied as of the requested time of the making of such Swingline Loan. Each Swingline Loan shall be due and payable on the maturity thereof, provided that in no event shall such maturity be later than the fifth Business Day preceding the Maturity Date.

     (b) The Borrower shall give the Swingline Bank and the Administrative Agent notice (a "Notice of Swingline Borrowing"), signed by a Responsible Officer, not later than 3:00 P.M. (New York City time) on the date of each Swingline Loan, specifying:

          (i) the date of such Swingline Loan, which shall be a Business Day, and

          (ii) the aggregate amount of such Swingline Loan.

     (c) The Swingline Bank will make the requested amount available promptly on that same day, to the Administrative Agent (for the account of the Borrower as set forth in Section 2.4(b)) who, thereupon, will promptly make such amount available to the Borrower in like funds as provided therein. Each Swingline Loan shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000.

     (d) The Swingline Bank may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day notify the Administrative Agent that the Swingline Bank is requesting that each Bank, and/or the Administrative Agent may (with the consent of Required Banks) or shall (at the request of Required Banks) by written notice given to the Swingline Bank not later than 10:00 a.m. on any Business Day require that each Bank, at the option of the Swingline Bank or the Administrative Agent, as the case may be, (i) make a loan in an amount equal to its Lender Percentage of the outstanding principal balance of, and accrued and unpaid interest on, the Swingline Loans, or (ii) purchase, unconditionally and irrevocably, without recourse or warranty, an undivided participating interest in the outstanding principal balance of, and accrued and unpaid interest on, the Swingline Loans in an amount equal to its Lender Percentage thereof. In either such case (i) the Administrative Agent shall notify each Bank of the details thereof and of the amount of such Bank's loan or participation interest, as the case may be, and (ii) each Bank shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any loan hereunder shall have been fulfilled, or any other matter whatsoever, make the loan required to be made by it, or purchase the participation required to be purchased by it, under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks, (A) in the event that such Bank receives such notice prior to 12:00 noon on any Business Day, by no later than 3:00 p.m. on such Business Day, or (B) in the event that such Bank receives such notice at or after 12:00 noon on any Business Day, by no later than 1:00 p.m. on the immediately succeeding Business Day. Each loan made pursuant to this paragraph (d) shall, for all purposes hereof, be deemed to be a Committed Base Rate Loan made pursuant to Section 2.2, and the Banks' obligations to make such loans shall be absolute and unconditional. The Administrative Agent will make such Committed Base Rate Loans, or the amount of such participations, as the case may be, available to the Swingline Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to the Swingline Bank. Each Bank shall also be liable for an amount equal to the product of its Lender Percentage and any amounts paid by the Borrower pursuant to this Section 2.17 that are subsequently rescinded or avoided, or must otherwise be restored or returned. Such liabilities shall be absolute and unconditional and without regard to the occurrence of any Default or the compliance by the Borrower with any of its obligations under the Loan Documents.

     (e) Each Bank shall indemnify and hold harmless the Administrative Agent and the Swingline Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs and expenses resulting from any failure on the part of such Bank to pay, or from any delay in paying the Administrative Agent any amount such Bank is required to pay in accordance with this Section 2.17 (except in respect of losses, liabilities or other obligations suffered by the Administrative Agent or the Swingline Bank, as the case may be, resulting from the gross negligence or willful misconduct of the Administrative Agent or the Swingline Bank, as the case may be), and such Bank shall be required to pay interest to the Administrative Agent for the account of the Swingline Bank from the date such amount was due until paid in full, on the unpaid portion thereof, at a rate of interest per annum equal to (i) from the date such amount was due until the third day therefrom, the Federal Funds Effective Rate, and (ii) thereafter, the Federal Funds Effective Rate plus 2%, payable upon demand by the Swingline Bank. The Administrative Agent shall distribute such interest payments to the Swingline Bank upon receipt thereof in like funds as received.

     (f) Whenever the Administrative Agent is reimbursed by the Borrower, for the account of the Swingline Bank, for any payment in connection with Swingline Loans and such payment relates to an amount previously paid by a Bank pursuant to this Section, the Administrative Agent will promptly pay over such payment to such Bank.

                                    ARTICLE 3
                                   CONDITIONS

     Section 3.1 Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.5 with the consent of the Borrower):

     (a) the Administrative Agent shall have received from each of the Borrower, each Issuing Bank, the Swingline Bank and the Banks (x) a counterpart of this Agreement signed on behalf of such Person or (y) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such Person has signed a counterpart of this Agreement;

     (b) receipt by the Administrative Agent of an opinion of the General Counsel of the Borrower, in form and substance satisfactory to the Administrative Agent and the Lenders covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated hereby as they may require;

     (c) all Existing Bank Debt shall be paid in full, all Liens, if any, securing the same and all commitments thereunder shall be terminated, and the Administrative Agent shall have received satisfactory evidence of the foregoing;

     (d) all fees payable to the Lenders and the Agents on the Effective Date, and the reasonable fees and expenses of counsel to the Administrative Agent incurred in connection with the preparation, negotiation and closing of the Loan Documents, shall have been paid; and

     (e) the Administrative Agent shall have received (i) a certificate of good standing with respect to the Borrower from the Secretary of State of its state of incorporation, and (ii) a certificate of the Secretary or an Assistant Secretary of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attaching (A) organizational documents, (B) resolutions authorizing the Loan Documents and the transactions contemplated thereby which are in full force and effect, and (C) containing an incumbency certification with respect to each officer thereof signing any Loan Document.

Notwithstanding anything to the contrary contained in this Section 3.1, this Agreement shall not become effective or be binding on any party hereto unless not later than December 31, 2004, all of the foregoing conditions are satisfied (or waived in accordance with Section 9.5 with the consent of each Loan Party). The Borrower and the Banks party to the Existing Agreements, to the extent that the Banks constitute "Required Banks" thereunder, hereby agree that the commitments to extend credit thereunder shall terminate automatically upon the Effective Date. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

     Section 3.2 Closing. In addition to the requirements set forth in Sections 3.1, the obligation of any Bank to make a Loan, and of any Issuing Bank to issue, renew or extend a Letter of Credit, is subject to the satisfaction of the following conditions:

     (a) in the case of a Borrowing, receipt by the Administrative Agent of an applicable Notice of Borrowing or, in the case of a Letter of Credit, a notice requesting the issuance of a Letter of Credit required by Section 2.16(b);

     (b) the fact that, immediately after such Borrowing or such issuance, renewal or extension of a Letter of Credit, the aggregate Credit Exposure of all Banks will not exceed the aggregate amount of the Commitments;

     (c) the fact that, immediately after such Borrowing or issuance, renewal or extension of a Letter of Credit, no Default shall have occurred and be continuing; and

     (d) the fact that the representations and warranties of the Borrower contained in the Loan Documents (other than the representations and warranties set forth in Sections 4.4(c) and 4.5) shall be true on and as of the date of such Borrowing or issuance, renewal or extension of a Letter of Credit.

Each Borrowing and each issuance, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     Section 4.1 Corporate Existence and Power. The Borrower is a corporation validly existing and in good standing under the laws of the state of its formation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     Section 4.2 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party are within the Borrower's corporate powers, have been authorized by all necessary corporate action, require no action by or in respect of, or (except for informational filings under section 13 or 15(d) of the Exchange Act) filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

     Section 4.3 Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower.

     Section 4.4 Financial Information.

     (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2003, and the related consolidated statements of income and retained income and cash flows for the year then ended, reported on by Pricewaterhouse Coopers LLP and incorporated by reference in the Borrower's 2003 Form 10-K, a copy of which has been delivered to each of the Lenders, present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as at such date, and the results of their operations and their cash flows for such year, in conformity with generally accepted accounting principles practices applied consistently with those used in the preparation of the Borrower's 2002 Form 10-K.

     (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2004 and the related unaudited consolidated statements of income and retained earnings and cash flows for both the three months and nine months then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended September 30, 2004 as filed with the Securities and Exchange Commission on Form 10 Q, a copy of which has been delivered to each of the Lenders have been prepared on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Borrower's Form 10 Q for fiscal period ended September 30, 2003.

     (c) Since December 31, 2003, there has been no material adverse change in the business or financial position of the Borrower and its Consolidated Subsidiaries, considered as a whole, nor have any matters or occurrences come to the Borrower's attention which are likely to cause any material adverse change in the business or financial position of the Borrower.

     Section 4.5 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business or consolidated financial position of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of this Agreement.

     Section 4.6 Compliance with ERISA. Each member of each ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of any ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which failure or amendment has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 4.7 Subsidiaries. Each Domestic Subsidiary is a Corporation validly existing and in good standing under the laws of its jurisdiction of formation, and has all corporate or analogous powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     Section 4.8 Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                    ARTICLE 5
                                    COVENANTS

     The Borrower agrees that, so long as any Bank has any Commitment hereunder, or there remains any Credit Exposure:

     Section 5.1 Information. The Borrower will deliver to each of the Lenders:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification by independent public accountants of nationally recognized standing;

     (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of the Borrower's fiscal year ended at the end of such quarter, prepared in conformity with generally accepted accounting principles;

     (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer
(i) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (ii) setting forth the Total Debt to Total Capitalization Ratio (as defined in Section 5.9) and the ratio of Subsidiary Total Debt to Consolidated Net Worth, in each case as in effect on the last day of the immediately preceding fiscal quarter of the Borrower and showing the calculation thereof in reasonable detail;

     (d) within five days after a Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of a Responsible Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and

     (e) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Lender, may reasonably request.

     Section 5.2 Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Domestic Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

     (a) The Borrower will, and will cause each Domestic Subsidiary to, maintain (either in the name of the Borrower or in the relevant Domestic Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute of similar size engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

     Section 5.3 Payment of Taxes and Assessments, Conduct of Business and Maintenance of Existence. (a) The Borrower will, and will cause each Domestic Subsidiary to, pay all taxes, assessments and governmental charges lawfully levied or assessed upon it, its property, or upon any part thereof or upon its income or profits, or any part thereof, before the same shall become delinquent, and will observe and conform to all lawful requirements of any governmental authority relative to any of its property, and all covenants, terms and conditions upon or under which any of its property is held; and within four months after receipt of notice of any lawful claims or demands for labor, materials or supplies or other objects which might become a lien or charge, material in amount, upon any Principal Property of the Borrower or any Domestic Subsidiary thereof or the income therefrom, it will pay or cause to be discharged to make adequate provision to satisfy and discharge the same; provided that nothing in this Section

5.3 or elsewhere in this Agreement contained shall require the Borrower or any Domestic Subsidiary thereof to observe or conform to any requirement of governmental authority or to cause to be paid or discharged, or to make provision for, any such claim, demand, lien or charge or to pay any such tax, assessment or governmental charge so long as the validity thereof shall be contested in good faith or the failure to pay could not reasonably be expected to have a material adverse effect on the business or financial condition of the Borrower and its Consolidated Subsidiaries, considered as a whole. (a) (b) Subject to the other provisions of this Agreement, the Borrower will, and will cause each Domestic Subsidiary to, maintain its corporate or analogous existence and right to carry on its business and procure all necessary renewals and extensions thereof and use its best efforts to maintain, preserve and renew all such rights, powers, privileges and franchises; provided, however, that nothing herein contained shall be construed to prevent the Borrower or each Domestic Subsidiary from ceasing or omitting to exercise any rights, powers, privileges or franchises (including, in the case of such Domestic Subsidiary, the corporate or analogous existence thereof) which in the judgment of the Board of Directors of the Borrower or such Domestic Subsidiary can no longer be profitably exercised, or to prevent the liquidation of such Domestic Subsidiary or the consolidation or merger of such Domestic Subsidiary or Domestic Subsidiaries with or into any other Domestic Subsidiary or Domestic Subsidiaries and/or the Borrower.

     Section 5.4 Compliance with Laws. The Borrower will comply, and cause each Domestic Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder and Environmental Laws) which could materially adversely affect the business or consolidated financial position of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validly of this Agreement, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

     Section 5.5 Restrictions on Sale and Lease Back Transactions. The Borrower will not, nor will it permit any Domestic Subsidiary to, enter into any arrangement with any person providing for the leasing by the Borrower or any Domestic Subsidiary thereof of any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Borrower and a Domestic Subsidiary or between Domestic Subsidiaries), which Principal Property has been or is to be sold or transferred by the Borrower or such Domestic Subsidiary to such person (herein referred to as a "Sale and Lease back Transaction") unless the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors of the Borrower) of such Principal Property and either (a) the Borrower or such Domestic Subsidiary would be entitled, pursuant to the provisions of (1) clause (i) of paragraph (a) of Section 5.6 or (2) paragraph
(b) of Section 5.6 hereof, to incur Debt secured by a mortgage on the Principal Property to be leased without equally and ratably securing the Obligations, or
(b) the Borrower shall, and in any such case the Borrower covenants that it will, within 120 days of the effective date of any such arrangement (or in the case of (ii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120 day period), apply or cause to be applied an amount equal to the fair value (as so determined) of such Principal Property (i) to the payment or other retirement of Funded Debt incurred or assumed by the Borrower which ranks senior to or pari passu with the Obligations or of Funded Debt incurred or assumed by the Borrower or any Domestic Subsidiary thereof (other than, in any case, Funded Debt owned by the Borrower or any Domestic Subsidiary thereof) or (ii) to the purchase of Principal Property (other than the Principal Property involved in such sale). For this purpose, Funded Debt means any Debt which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 12 months after the date of the creation of such Debt.

     Section 5.6 Negative Pledge.

     (a) The Borrower will not, nor will it permit any Domestic Subsidiary to, issue, assume or guarantee any Debt secured by any mortgage, security interest, pledge, lien or other encumbrance (hereinafter called "mortgage" or "mortgages") upon any Principal Property of the Borrower or of a Domestic Subsidiary thereof or upon any shares of stock or indebtedness of any such Domestic Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively securing, concurrently with the issuance, assumption or guaranty of any such Debt, the Obligations (together with, if the Borrower shall so determine, any other indebtedness of or guaranteed by the Borrower or such Domestic Subsidiary ranking equally with or senior (whether by agreement or by structure) to the Obligations and then existing or thereafter created) equally and ratably with such Debt; provided, however, that the foregoing restrictions shall not apply to:

          (i) mortgages on any property acquired, constructed or improved by the Borrower or any Domestic Subsidiary after the date of this Agreement which are created or assumed contemporaneously with, or within 120 days after, such acquisition, or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120 day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after the date of this Agreement or, in addition to mortgages contemplated by clauses
     (ii) and (iii) below, mortgages on any property existing at the time of acquisition thereof, provided that the mortgage shall not apply to any property theretofore owned by the Borrower or any Domestic Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

          (ii) mortgages on any property, shares of stock, or indebtedness existing, at the time of acquisition thereof from a Corporation which is merged with or into the Borrower or such Domestic Subsidiary;

          (iii) mortgages on property of a Corporation existing at the time such Corporation becomes a Domestic Subsidiary;

          (iv) mortgages to secure Debt of a Domestic Subsidiary of the Borrower to the Borrower or to another Domestic Subsidiary thereof;

          (v) mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

          (vi) mortgages on timberlands in connection with an arrangement under which the Borrower or a Domestic Subsidiary thereof is obligated to cut or pay for timber in order to provide the secured party with a specified amount of money, however determined;

          (vii) mortgages securing tax-exempt Debt of the Borrower or its Domestic Subsidiaries; or

          (viii) mortgages for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any mortgage referred to in the foregoing clauses (i) to (iv), inclusive, or in this clause (viii) or any mortgage (A) on property of Westvaco Corporation or any domestic subsidiary thereof existing on March 1, 1983, or (B) on property of The Mead Corporation or any subsidiary thereof existing on November 10, 2000, provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the mortgage so extended, renewed or replaced (plus improvements on such property).

     (b) The provisions of subsection (a) of this Section 5.6 shall not apply to the issuance, assumption or guarantee by the Borrower or any Domestic Subsidiary thereof of Debt secured by a mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other Debt of the Borrower and its Domestic Subsidiaries secured by mortgages (other than mortgages permitted by subsection (a) of this Section 5.6) which would otherwise be subject to the foregoing restrictions and the Value of all Sale and Lease back Transactions (as defined in Section 5.5) of the Borrower and its Domestic Subsidiaries in existence at such time (other than any such Sale and Lease back Transaction which, if such Sale and Lease back Transaction had been a mortgage, would have been permitted by clause (i) of Section 5.6(a) and other than any such Sale and Lease back Transactions as to which application of amounts have been made in accordance with clause (b) of Section 5.5) does not at the time exceed 5% of Consolidated Net Tangible Assets of the Borrower.

     The term "Value" shall mean, with respect to a Sale and Lease back Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease back Transaction or (2) the fair value in the opinion of the Board of Directors of the Borrower of such property at the time of entering into such Sale and Lease back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

     (c) If at any time the Borrower or any Domestic Subsidiary thereof shall issue, assume or guarantee any Debt secured by any mortgage and if paragraph (a) of this Section 5.6 requires that the Obligations be secured equally and ratably with such Debt, the Borrower will promptly deliver to the Administrative Agent

          (i) an officer's certificate stating that the covenant of the Borrower contained in paragraph (a) of this Section 5.6 has been complied with; and

          (ii) an opinion of counsel to the effect that such covenant has been complied with, and that any instruments executed by the Borrower and each Domestic Subsidiary thereof in the performance of such covenant comply with the requirements of such covenant.

     Section 5.7 Consolidations, Mergers and Sales of Assets. (a) The Borrower shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

          (i) the corporation formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Borrower substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Administrative Agent, in form satisfactory to the Required Banks, the due and punctual payment of the Obligations and the performance of every covenant of this Agreement on the part of the Borrower to be performed or observed;

          (ii) immediately after giving effect to such transaction, no Default shall have happened and be continuing; and

          (iii) the Borrower has delivered to the Administrative Agent an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transferor lease and supplemental agreement comply with this Section 5.7 and that all conditions precedent herein provided for relating to such transaction have been complied with.

     (b) Upon any consolidation by the Borrower with or merger by the Borrower into any other corporation or any conveyance, transfer or lease of the properties and assets of the Borrower substantially as an entirety in accordance with this Section 5.7, the successor corporation formed by such consolidation or into which the Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor corporation had been named as the Borrower herein, and thereafter, except in the case of a lease, the predecessor corporation shall be relieved of all obligations and covenants under this Agreement.

     (c) The Borrower shall not transfer any Principal Property to any one or more of its Subsidiaries, whether now existing or hereafter acquired.

     Section 5.8 Use of Proceeds. The proceeds of the Loans made, and the Letters of Credit issued, under this Agreement will be used by the Borrower for its general corporate purposes, provided that no part of the proceeds of any Swingline Loan shall be used to refinance in whole or in part any other Swingline Loan. None of such proceeds will be used in violation of applicable law, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America, as such regulations are from time to time in effect and including all official rulings under, and interpretations of, such regulations.

     Section 5.9 Total Debt to Total Capitalization Ratio. The Total Debt to Total Capitalization Ratio shall not exceed 0.55:1.00 at any time. For purposes of this Section:

          "Total Debt to Total Capitalization Ratio" shall mean, as of any date, the ratio, in each case with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, of (a) Total Debt as of such date to
     (b) the sum of (i) the amount determined under clause (a) of this defined term, plus (ii) the sum of shareholders' equity, plus (iii) deferred income taxes, minus (iv) any noncash income (loss) attributable to interest rate or currency hedging or derivative arrangements, as each may be set forth on the consolidated balance sheet of the Borrower most recently delivered pursuant to Section 5.1(a) or (b), as the case may be; and

          "Total Debt" means without duplication (i) all Debt, (ii) all obligations upon which interest charges are customarily paid, (iii) all obligations under conditional sale or other title retention agreements relating to property acquired, (iv) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (v) all Total Debt of others secured by (or for which the holder of such Total Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Borrower or any Consolidated Subsidiary, whether or not the Total Debt secured thereby has been assumed, (vi) all guarantees of Total Debt of others, (vii) all capital lease obligations,
     (viii) all obligations, contingent or otherwise, of the Borrower and its Consolidated Subsidiaries as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations to pay a specified purchase price for goods or services which purchase price is payable whether or not such goods or services are delivered or accepted, (x) all obligations, contingent or otherwise, in respect of bankers' acceptances,
     (xi) all Receivables Facility Attributed Indebtedness of the Borrower and its Consolidated Subsidiaries on the date of determination regardless of its treatment under generally accepted accounting principles, and (xii) to the extent not otherwise included, all net obligations under hedging agreements. The Total Debt of any Person shall include the Total Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Total Debt provide that such Person is not liable therefor. Notwithstanding the foregoing, the Total Debt of any Person shall not include (i) Defeased Debt, and (ii) guarantees of the Cabin Bluff Notes so long as (a) the Borrower or any Domestic Subsidiary thereof received cash in an amount equal to no less than the fair market value of the Cabin Bluff Notes on the date of such receipt, and (b) the Borrower has the ability to cause the extinguishment of all liability under any such guarantee by the exercise of any right to "put" the Cabin Bluff Notes to the holder or holders of the indebtedness so guaranteed.

     Section 5.10 Subsidiary Debt. The Borrower will not at any time allow Subsidiary Total Debt to exceed 30% of Consolidated Net Worth; provided that in the case of any particular incurrence of an item constituting a part of Subsidiary Total Debt, Subsidiary Total Debt shall be determined on a pro forma basis for such incurrence, the substantially contemporaneous application of proceeds therefrom and the substantially contemporaneous consummation of any related transactions. For purposes of this Section:

          "Subsidiary Total Debt" means Total Debt of the Consolidated Subsidiaries on a consolidated basis, excluding, without duplication, any Total Debt to the extent owed to the Borrower; and

          "Consolidated Net Worth" means, with respect to the Borrower as of any date of calculation, all items included under shareholders' equity on the most recent consolidated balance sheet of the Borrower delivered pursuant to Section 5.1(a) or (b), as the case may be.

                                    ARTICLE 6
                                    DEFAULTS

     Section 6.1 Events of Default. If one or more of the following events (each of the foregoing an "Event of Default") shall have occurred and be continuing:

     (a) the Borrower shall fail to pay when due any principal of any Loan or reimbursement obligation in respect of any LC Disbursement, or shall fail to post any cash collateral when due under Section 2.16, or shall fail to pay within three days of the due date thereof any interest on any Loan or LC Disbursement, or any fees or any other amount payable hereunder;

     (b) the Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clause (a) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Lender;

     (c) any representation, warranty, certification or statement made by the Borrower in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

     (d) the Borrower or any Domestic Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

     (e) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

     (f) the Borrower or any Domestic Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or analogous action to authorize any of the foregoing;

     (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Domestic Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or any Domestic Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (h) any member of an ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of an ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of any ERISA Group to incur a current payment obligation in excess of $75,000,000; or

     (i) one or more judgments or orders for the payment of money in excess of $75,000,000 in the aggregate shall be rendered against the Borrower or any one or more Domestic Subsidiaries and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks having more than 50% of the aggregate Credit Exposure, by notice to the Borrower declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Lenders, the Commitments shall thereupon terminate and the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     Section 6.2 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(b) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

                                    ARTICLE 7
                                   THE AGENTS

     Section 7.1 Appointment and Authorization. Each Lender irrevocably appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     Section 7.2 Agents and Affiliates. The Bank of New York shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not an Agent, and The Bank of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate thereof as if it were not an Agent hereunder.

     Section 7.3 Action by Agents. The obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except in the case of the Administrative Agent as expressly provided in
Article 6.

     Section 7.4 Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 7.5 Liability of Agents. Neither any Agent nor any of their respective affiliates nor any of the respective directors, officers, agents or employees of the foregoing shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither any Agent nor any of their respective affiliates nor any of the respective directors, officers, agents or employees of the foregoing shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except in the case of the Administrative Agent receipt of notice required to be given to such Agent; or (iv) the validity, effectiveness or genuineness of any Loan

Document or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in the Loan Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     Section 7.6 Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify each Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss (except any loss in respect of any fee arrangement between the Borrower and any Agent to which each Bank is not a party) or liability (except such as result from such Agent's gross negligence or willful misconduct) that such Agent may suffer or incur in connection with the Loan Documents or any action taken or omitted by such Agent thereunder.

     Section 7.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

     Section 7.8 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

     Section 7.9 Syndication Agents, Documentation Agents, Managing Agents and Co-Agents. Nothing in this Agreement shall impose upon the Syndication Agents, in such capacity, the Documentation Agents, in such capacity, the Managing Agents, in such capacity, or the Co-Agents, in such capacity, any duties or obligations whatsoever.

                                    ARTICLE 8
                             CHANGE IN CIRCUMSTANCES

     Section 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Spread Borrowing:

     (a) the Administrative Agent is advised by the Reference Banks that deposits in the applicable Agreement Currency (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period (and Required Banks have not advised the Administrative Agent in writing to the contrary), or

     (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Eurocurrency Rate as determined for such Interest Period will not adequately and fairly reflect the cost of such Banks of funding their Spread Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Spread Loans shall be suspended. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Spread Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Spread Borrowing is a Committed Euro-Dollar Borrowing or a Committed Alternate Currency Borrowing, such Borrowing shall instead be made as a Committed Base Rate Borrowing and (ii) if such Spread Borrowing is a Money Market Margin Auction Borrowing, the Money Market Margin Auction Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

     Section 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or any applicable lending office) to make, maintain or fund its Alternate Currency Loans or Eurocurrency Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurocurrency Loans and/or Alternate Currency Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Alternate Currency Loans or Eurocurrency Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurocurrency

Loan and Alternate Currency Loan, together with accrued interest thereon. Concurrently with prepaying each such Eurocurrency Loan and Alternate Currency Loan, the Borrower shall borrow a Committed Base Rate Loan in a Dollar Equivalent principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Eurocurrency Loans or Alternate Currency Loans of the other Banks), and such Bank shall make such a Committed Base Rate Loan.

     Section 8.3 Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan (other than a Committed Base Rate
Loan) or Letter of Credit or any obligation to make such Committed Loans or issue or participate in any Letter of Credit (each an "Affected Committed Credits or Obligation") or (y) the date of the related Money Market Quote, in the case of any Money Market Loan (each an "Affected Money Market Credit or Obligation" and, together with each Affected Committed Credit or Obligation, an "Affected Credit or Obligation"), the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) shall subject any Lender (or its applicable lending office) to any tax, duty or other charge with respect to its Affected Loans or Obligations, or shall change the basis of taxation of payments to any Lender (or its applicable lending office) of the principal of or interest in respect of its Affected Loans or Obligations or any other amounts due under this Agreement in respect of its Affected Loans or Obligations (except for changes in the rate of tax on the overall net income of such Lender or its applicable lending office imposed by the jurisdiction in which such Lender's principal executive office or applicable lending office is located); or

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loan, any such requirement included in an applicable Eurocurrency Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its applicable lending office) or shall impose on any Lender (or its applicable lending office) or on the London interbank market any other condition affecting its Affected Loans or Obligations;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable lending office) of making or maintaining any Affected Loan or Obligation, or the cost to such Lender of issuing, participating in or maintaining any Affected Loan or Obligation, or to reduce the amount of any sum received or receivable by such Lender (or its applicable lending office) under this Agreement or in respect of its portion of the Obligations with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

     (b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender's obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

     (c) Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth a calculation in reasonable detail of the additional amount or amounts to be paid to it hereunder shall be conclusive if prepared in good faith and on a reasonable basis. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing subsections (a) and (b) of this Section 8.3, the Borrower shall only be obligated to compensate any Lender for any amount arising or accruing during (i) any time or period commencing on the date on which such Lender notifies the Administrative Agent and the Borrower that it proposes to demand such compensation and identifies to the Administrative Agent and the Borrower the statute, regulation or other basis upon which the claimed compensation is or will be based and (ii) any time or period during which such Lender did not know that such amount would arise or accrue because of the retroactive application of such statute, regulation or other basis.

     Section 8.4 Committed Base Rate Loans Substituted for Affected Loans. If
(i) the obligation of any Lender to make Eurocurrency Loans or Alternate Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Lender has demanded compensation under Section 8.3(a) and the Borrower shall, by at least five Business Days' prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

     (a) all Loans which would otherwise be made by such Bank as Eurocurrency Loans or Alternate Currency Loans shall be made instead as Committed Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

     (b) after each of its Eurocurrency Loans or Alternate Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Committed Base Rate Loans instead.

     Section 8.5 Substitution or Removal of Bank. (a) If with respect to any Bank, (i) such Bank has demanded compensation under Section 8.3, or (ii) the Borrower shall become obligated pursuant to Section 8.6(a) to increase the amount of any payment to or for the benefit of such Bank, the Borrower shall have the right at its sole expense (including the fees referred to in Section 9.6(b)), with the assistance of the Administrative Agent, to seek a substitute bank or banks (which may be one or more of the Banks) to purchase its portion of the Obligations and assume the Commitment of such Bank. A Bank may not be replaced pursuant to this Section 8.5(a) unless, among other things, such Bank has received all outstanding principal of, and accrued interest on, such Bank's Loans, all accrued fees owing to such Bank hereunder, and all other sums then due and payable to such Bank (including, without limitation, any sums that would be due to such Bank under Article 8), and if such Bank is replaced pursuant to this Section 8.5(a), such Bank shall continue to be entitled to the benefits of Sections 2.13, 8.3, 8.6 and 9.3.

     (b) If any Bank becomes a Non-Consenting Bank, then the Borrower, at its sole expense (including the fees referred to in Section 9.6(b)) and effort, shall have the right, within 45 days of the date such Bank became a Non-Consenting Bank (a) to seek a substitute bank or banks (which may be one or more of the Banks) to purchase its portion of the Obligations and assume the Commitment of such Bank, or (b) provided that no Default shall have occurred and be continuing, to remove such Bank as a "Bank" pursuant to this Section; provided that after giving effect to each removal of a Non-Consenting Bank, the sum of (A) a fraction (expressed as a percentage), the numerator of which is the Commitment of such Non-Consenting Bank, and the denominator of which is the sum of the aggregate Commitments existing at the time immediately prior to the removal of such Non-Consenting Bank, plus (B) with respect to each other Non-Consenting Bank removed in accordance with this Section since the Effective Date, the percentage calculated with respect thereto under the immediately preceding clause (A) at the time of the removal of such prior Non-Consenting Bank, shall not exceed 15%. A Non-Consenting Bank that has been duly selected by the Borrower to be removed shall be removed as a "Bank" effective upon (i) the delivery to the Administrative Agent and such Non-Consenting Bank of a written notice to such effect, (ii) the payment to the Administrative Agent, for the account of such Bank, of all outstanding principal of, and accrued interest on, such Bank's Loans and all accrued fees owing to such Bank hereunder, and (iii) the payment to such Non-Consenting Bank of all other sums then due and payable thereto (including, without limitation, any sums that would be due to such Non-Consenting Bank under Article 8), at which time the Commitment of such Non-Consenting Bank shall automatically terminate and such Non-Consenting Bank shall no longer be a "Bank" under the Loan Documents (but shall continue to be entitled to the benefits of Sections 2.13, 8.3 and 9.3). In the event that (x) the Borrower or the Administrative Agent has requested the Banks to consent to a departure from or waiver of any provisions of the Loan Documents or agree to any amendment thereto and (y) Required Banks have agreed to such consent, waiver or amendment, then any Bank that does not agree to such consent, waiver or amendment (whether affirmatively or by failure to respond within five Business Days of a request therefor) shall be deemed a "Non-Consenting Bank".

     Section 8.6 Taxes. (a) Each payment made by the Borrower to a Lender or the Administrative Agent under each Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes. If any such Non-Excluded Taxes are required to be withheld from any amount payable by the Borrower to the Administrative Agent or any Lender hereunder or under any Loan Document, in each such case (i) such amount payable shall be increased by the Borrower by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.6) the Administrative Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. If the Borrower reasonably believes that any such Non-Excluded Taxes are not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts (at Borrower's expense) to cooperate (provided that, in the judgment of the Administrative Agent or such Lender, such cooperation would not otherwise be disadvantageous to the Administrative Agent or such Lender) with Borrower to obtain a refund of such Taxes (in cash or as a credit against another existing tax liability), the benefit of which refund shall be returned to Borrower to the extent provided in Section 8.6(e). The agreements in this Section shall survive the termination of this Agreement and each other Loan Document and the payment of the Loans and all other amounts payable hereunder and thereunder.

     (b) Each Lender (or any assignee or participant described in Section 9.6) that is not a United States Person within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a participant described in Section 9.6, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender, claiming an exemption with respect to payments of "portfolio interest", delivers a Form W-8BEN, an annual certificate representing that such Non-U.S. Lender is not a "bank" for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code) or any other similar representations required under any successor exemptions), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under the Loan Documents, and any other forms or documentation reasonably requested by Borrower from time to time to establish an exemption from or reduction in any U.S. federal withholding taxes. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to any Loan Document (or, in the case of any such participant, on or before the date such participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose) or that a certificate previously provided has become inapplicable. Notwithstanding any other provision of this paragraph (b), a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

     (c) A Lender that is entitled to an exemption from or reduction of non-U.S. Non-Excluded Tax shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation.

     (d) The Borrower shall not be required to pay any additional amounts to the Administrative Agent or any Lender pursuant to paragraph (a) above if the obligation to pay such additional amounts would not have arisen but for a failure by the Administrative Agent or such Lender, as the case may be, to comply with the provisions of paragraph (b) or (c) above.

     (e) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts, in either case pursuant to this Section 8.6, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 8.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such governmental authority.

     (f) Nothing in this Section 8.6 shall be construed to require the Administrative Agent or any Lender to make any tax returns or, except as otherwise expressly set forth herein, other confidential information available to the Borrower or any other Person.

     (g) At the request of the Borrower, the Administrative Agent and each Lender shall take reasonable steps to avoid the need for the Borrower to pay any amounts under this Section 8.6 to or for the account of the Administrative Agent or such Lender, as the case may be, if such steps will not, in the judgment of the Administrative Agent or such Lender, be otherwise disadvantageous to the Administrative Agent or such Lender.

     (h) Amounts payable by the Borrower under this Section 8.6 shall be in addition to, but not in duplication of, amounts otherwise payable by the Borrower under the Loan Documents.

                                    ARTICLE 9
                                  MISCELLANEOUS

     Section 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective when received at the address specified in this Section.

     Section 9.2 No Waivers. No failure or delay by any Agent or Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 9.3 Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay (i) all out of pocket expenses of the Agents, including fees and disbursements of special counsel for the Agents, in connection with the preparation and administration of each Loan Document, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default, (ii) all reasonable out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) if an Event of Default occurs, all out of pocket expenses incurred by any Agent or Lender, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Lender against any transfer taxes, documentary taxes or similar assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents.

     (b) The Borrower agrees to indemnify each Lender and its respective Affiliates and the respective directors, officers, employees, agents and advisors of such Lender and such Lender's Affiliates (each of the foregoing being an "Indemnified Person") and hold each Indemnified Person harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnified Person (or by any Agent (together with its officers, directors, employees, agents and advisors and Affiliates) in connection with its actions as Agent hereunder) in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnified Person shall be designated a party thereto) relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder including any refusal of an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit; provided that no Indemnified Person shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct.

     Section 9.4 Sharing of Set Offs. Each Lender agrees that if it shall, by exercising any right of set off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it (other than in the circumstances contemplated by Section 8.5) which is greater than the proportion received by any other Lender in respect of the Obligations held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Obligations held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of the Obligations held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than the Obligations. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Bank's portion of the Obligations, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set off or counterclaim and other rights with respect to such participation as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     Section 9.5 Amendments and Waivers. Any provision of the Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall (i) increase the Commitment of any Bank without the written consent of such Bank, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder without the written consent of each Bank affected thereby, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder without the written consent of each Bank affected thereby, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Obligations, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement without the written consent of each Bank, (v) change any provision hereof in any manner that would alter the pro rata sharing of payments required by this Agreement without the written consent of each Bank, (vi) add any additional currency as an Agreement Currency without the written consent of each Bank, (vii) waive any condition set forth in Section 3.1 or Section 3.2 without the written consent of each Bank,
(viii) change any provision of this Section without the written consent of each Bank, (ix) change any provision of the Loan Documents affecting the rights or obligations of any Issuing Bank without the consent of such Issuing Bank, or (x) change any provision of the Loan Documents affecting the rights or obligations of the Swingline Bank without the consent of the Swingline Bank.

     Section 9.6 Successors and Assigns(a) . (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Lenders; and provided further that except as contemplated by sub sections (b), (e) and (f) of this Section 9.6 and by Sections 2.4(b) and

9.4, no Lender may assign, grant participations in or otherwise transfer any of its rights or obligations under this Agreement.

     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, its Swingline Commitment, if any, LC Exposure, Swingline Exposure and the Loans and other Obligations at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Eligible Affiliate, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or any portion of a Commitment, the Swingline Bank and each Issuing Bank) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Bank or an Eligible Affiliate or an assignment of the entire remaining amount of the assigning Bank's Commitment, or unless the Borrower, the Swingline Bank, each Issuing Bank and the Administrative Agent shall otherwise consent, the amount of the Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further, that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under the Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under the Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 8.3, and 9.3). Any assignment or transfer by a Lender of rights or obligations under the Agreement that does not comply with this paragraph or paragraph (f) shall be treated for purposes of the Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section. For purposes of this Section 9.6(b), "Eligible Affiliate" means, with respect to any Lender, any Affiliate hereof that has combined capital and surplus of at least $250,000,000.

     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance and each notice of removal of a Bank under Section 8.5 delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrower and each Lender and the Administrative Agent shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender and the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. Upon the effectiveness of any removal of a Bank pursuant to Section 8.5, the Administrative Agent shall record the relevant information in the Register. No assignment shall be effective, and no removal of any Bank shall be effective, for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (e) Any Lender may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in any of its Obligations. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clause (i) through (viii) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement and subject to the requirements of Article 8, be entitled to the benefits of Article 8 with respect to its participating interest.

     (f) Any Lender may at any time assign as collateral security all or any portion of its rights under this Agreement, including without limitation to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.

     (g) No Participant in any Lender's Credit Exposure shall be entitled to receive any greater payment under Section 8.3 and Section 8.6 than such Lender would have been entitled to receive.

     Section 9.7 Collateral. Each of the Lenders represents to each Agent and each of the other Lenders that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     Section 9.8 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     Section 9.9 Jurisdiction; Consent to Service of Process.

     (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to the Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

     (b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     Section 9.10 Jury Trial.

     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 9.11 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     Section 9.12 Judgment Currency.

     (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.

     (b) The obligation of the Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, the Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to the Borrower such excess.

     Section 9.13 Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

                            MEADWESTVACO CORPORATION
                                CREDIT AGREEMENT




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  MEADWESTVACO CORPORATION



                                  By:
                                       Title:

                                       Address:     One High Ridge Park
                                                    Stamford, Connecticut  06905
                                       Facsimile:   (203) 461-7988

Commitment:                  THE BANK OF NEW YORK, as a Bank, as an
$88,000,000                  Issuing Bank and as the Administrative Agent


                             By:
                             Title:



                                Address:   One Wall Street, 22nd Floor
                                           New York, New York 10286
                                           Attention: Kenneth P. Sneider, Jr.
                                Facsimile: (212) 635-1480

                                           with a copy to

                                Address:   One Wall Street, 18th Floor
                                           New York, New York 10286
                                           Attention: Susan Baratta
                                Facsimile: (212) 635-6365, 6366 or 6367

Commitment:                  JPMORGAN CHASE BANK, NATIONAL
$88,000,000                  ASSOCIATION, as a Bank, as an Issuing Bank
                             and as a Syndication Agent


                             By:
                             Title:

Commitment:                  CITIBANK, N.A., as a Bank, as an Issuing Bank
$88,000,000                  and as a Syndication Agent


                             By:
                             Title:

Commitment:                  BANK OF AMERICA, N.A., as a Bank, as an
$84,000,000                  Issuing Bank and as a Documentation Agent


                             By:
                             Title:

Commitment:                  BARCLAYS BANK PLC, as a Bank, as an
$84,000,000                  Issuing Bank and as a Documentation Agent


                             By:
                             Title:

Commitment:                  BANK OF TOKYO-MITSUBISHI TRUST
$70,000,000                  COMPANY, as a Bank and as a Managing Agent


                             By:
                             Title:

Commitment:                  ING CAPITAL LLC, as a Bank and as a
$70,000,000                  Managing Agent


                             By:
                             Title:

                             UBS AG, STAMFORD BRANCH, as Managing Agent


                             By:
                             Title:



                             By:
                             Title:

Commitment:                  UBS LOAN FINANCE, LLC
$70,000,000

                             By:
                             Title:



                             By:
                             Title:

Commitment:                  WACHOVIA BANK, NATIONAL
$70,000,000                  ASSOCIATION, as a Bank and as a
                             Managing Agent


                             By:
                             Title:

Commitment:                  COMMERZBANK AG, NEW YORK AND
$47,000,000                  GRAND CAYMAN BRANCHES, as a Bank and as a Co-Agent



                             By:
                             Title:



                             By:
                             Title:

Commitment:                  SUMITOMO MITSUI BANKING
$47,000,000                  CORPORATION, as a Bank and as a Co-Agent


                             By:
                             Title:

Commitment:                  SUNTRUST BANK, as a Bank and as a Co-Agent
$47,000,000


                             By:
                             Title:

Commitment:                  WILLIAM STREET COMMITMENT
$47,000,000                  CORPORATION, as a Bank and as a Co-Agent


                             By:
                             Title:

Commitment:                  THE NORTHERN TRUST COMPANY
$40,000,000

                             By:
                             Title:

Commitment:                  THE BANK OF NOVA SCOTIA
$30,000,000

                             By:
                             Title:

Commitment:                  THE ROYAL BANK OF SCOTLAND, PLC
$30,000,000

                             By:
                             Title: